RESTRICTED STOCK AGREEMENT
UNDER THE YOUNG INNOVATIONS, INC.
2006 LONG-TERM INCENTIVE PLAN

Name of Grantee:

Social Security No.:	N/A

No. of Shares:

Grant Date:                                                      February 11, 2010

Vested Shares
(from continuous service):	33% on February 11, 2011
33% on February 11, 2012
34% on February 11, 2013

This Restricted Stock Agreement is between Young Innovations, Inc., a Missouri corporation (the “Company”), and you, the Grantee named above.

This Agreement is effective as of the date of grant indicated above (the “Grant Date”).

The Company wishes to award to you a number of shares of the Company’s Common Stock, par value ($0.01) (the “Common Stock”), subject to certain restrictions as provided in this Agreement, in order to carry out the purpose of the Young Innovations, Inc. 2006 Long-Term Incentive Plan (the “Plan”).

Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:

1. Award of Restricted Stock.

The Company hereby grants to you, effective as of the Grant Date, an Award of Restricted Stock for that number of shares of Common Stock indicated above (the “Shares”), on the terms and conditions set forth in this Agreement and in accordance with the terms of the Plan.

2. Rights with Respect to the Shares.

With respect to the Shares, you shall be entitled effective as of the Grant Date to exercise the rights of a shareholder of Common Stock of the Company, including the right to vote the Shares and the right, subject to Section 8(b) below, to receive dividends on the Shares, unless and until the Shares are forfeited under Section 5 below.  Notwithstanding the foregoing, you shall be subject to the transfer restrictions in Section 6.  Your rights with respect to the Shares shall remain forfeitable at all times prior to the date or dates on which such rights become vested under this Agreement.

3. Vesting.

Subject to the terms and conditions of this Agreement, Shares shall become vested in the amount or amounts set forth herein if you remain in continuous service of the Company or a Subsidiary until the respective date or dates described in this Agreement.  Vesting or becoming vested entitles you to transfer your Shares, and to retain your Shares after termination of service with the Company and its Subsidiaries subject to Section 10 below.  Shares that vest under this Agreement are referred to as “Vested Shares.”

4. Change in Control.

In the event of a Change in Control while you are in service hereunder, all of your Shares, to the extent then unvested, shall immediately prior to such Change in Control become Vested Shares.  For purposes of this Agreement, “Change in Control” shall have the same definition as set forth in the Plan.

5. Forfeiture.

Your rights to Shares that become Vested Shares shall not be subject to forfeiture.  Your rights to Shares that are not Vested Shares shall be immediately and irrevocably forfeited upon your termination of service, including the right to vote such Shares and the right to receive cash dividends on such Shares as provided in Section 8(b) of this Agreement; provided, however, that if your service terminates due to death, your Shares, to the extent not then vested, will immediately become Vested Shares.  No transfer by will or the applicable laws of descent and distribution of any Shares which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

6. Transfer Restrictions.

Notwithstanding anything to the contrary in Section 2 and 3 of this Agreement, the Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered by you (collectively, the “Transfer Restrictions”) during the period commencing on the Grant Date and terminating at the end of the Restricted Period.  The Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the Transfer Restrictions shall lapse with respect to any Shares, or to remove any or all such restrictions, whenever the Committee may determine that such action is appropriate by reason of any changes in circumstances occurring after the commencement of the Restricted Period.

7. Issuance and Custody of Certificates.

(a) The Company shall cause the Shares to be issued in your name, either by book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company.  The Shares shall be restricted from transfer during the Restricted Period and shall be subject to an appropriate stop-transfer order.  If any certificate is issued, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares.

(b) If any certificate is issued, you shall be required to execute and deliver to the Company a stock power or stock powers relating to the Shares.

(c) Upon vesting and upon your request, the Company shall promptly cause your Vested Shares (less any Shares that may have been withheld to pay taxes) to be delivered to you, free of the restrictions and/or legend described in Section 7(a) hereof, either by book-entry registration or in the form of a certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as applicable.

8. Distributions and Adjustments.

(a) If any Shares vest subsequent to any change in the number or character of the Common Stock of the Company without additional consideration paid to the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or otherwise), you shall then receive upon such vesting the number and type of securities or other consideration which you would have received if such Shares had vested prior to the event changing the number or character of the outstanding Common Stock.

(b) Payment of any cash dividend, additional share of Common Stock of the Company, any other securities of the Company and any other property distributed with respect to the Shares shall be nonforfeitable and payable to you immediately, regardless of whether such Shares are vested.

9. Taxes.

(a) You acknowledge that you will consult with your personal tax advisor regarding the federal, state and local tax consequences of the grant of the Shares, payment of dividends on the Shares, the vesting of the Shares and any other matters related to this Agreement.  You are relying solely on your advisors and not on any statements or representations of the Company or any of its agents.  You understand that you are responsible for your own tax liability that may arise as a result of this grant of the Shares or any other matters related to this Agreement.  You understand that Section 83 of the Code treats as taxable ordinary income the fair market value of the Shares as of the date the Shares vest hereunder.  Alternatively, you understand that you may elect to be taxed at the time the Shares are granted rather than when the Shares vest hereunder by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the Grant Date.

(b) In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all income

(c) and payroll taxes, which are your sole and absolute responsibility, are withheld or collected from you at the minimum required withholding rate, subject to any minimum statutory withholding limits.  In no event shall the amount withheld for taxes exceed the minimum statutory withholding limit.

(d) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, the amount of Shares to be paid to you will be reduced by the number of Shares with a Fair Market Value necessary to satisfy the minimum statutory federal and state withholding amounts triggered by your receipt of, or lapse of restrictions relating to, the Shares (including property attributable to the Shares described in Section 8(b) above); provided, however, that you may elect, within 30 calendar days before the date that the amount of tax to be withheld is determined, to satisfy such withholding requirements in cash.  Fractional Shares, if any, will be paid in cash and applied towards withholding.

10. General Provisions.

(a) Interpretations.  This Agreement is subject in all respects to the terms of the Plan.  A copy of the Plan is available upon your request.  Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern.  Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.

(b) Integrated Agreement.  This Agreement and the Plan constitute the entire understanding and agreement between you and the Company with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between you and the Company with respect to such subject matter other than those as set forth or provided for herein.

(c) No Right to Employment.  Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or a Subsidiary of the Company.  In addition, the Company or a Subsidiary of the Company may at any time dismiss you from employment free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.

(d) Securities Matters.  The Company shall not be required to deliver any Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(e) Headings.  Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.

(f) Saving Clause.  If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(g) Governing Law.  The internal law, and not the law of conflicts, of the State of Missouri will govern all questions concerning the validity, construction and effect of this Agreement.

(h) Notices.  You should send all written notices regarding this Agreement or the Plan to the Company at the following address:

Young Innovations, Inc.
500 N. Michigan Ave., Suite 2204
Chicago, IL  60611

Attn: Corporate Secretary

(i) Benefit and Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives.  The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Company has executed this Agreement in duplicate as of the day and year first above written.

YOUNG INNOVATIONS, INC.

By: _______________________________________

Its:           Corporate Secretary

Please indicate your acceptance of the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy of this Agreement to the Company. IF A FULLY EXECUTED COPY OF THIS AGREEMENT HAS NOT BEEN RECEIVED BY THE PRESIDENT AND SECRETARY OF THE COMPANY, THE COMPANY SHALL REVOKE ALL SHARES ISSUED TO YOU, AND AVOID ALL OBLIGATIONS, UNDER THIS AGREEMENT.

The undersigned hereby accepts, and agrees to, all terms and provisions of this Agreement.

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